Exhibit 99.1

Usio Announces Second Quarter 2025 Financial Results

Total payment dollars processed through all payment channels up 15% versus the prior year period

Gross margin expands, and seventh consecutive quarter of positive Adjusted EBITDA1

SAN ANTONIO, August 6, 2025 (GLOBE NEWSWIRE) – Usio, Inc., "Usio" or the "Company": (Nasdaq: USIO), a leading FinTech company that operates a full stack of integrated, cloud-based electronic payment and embedded financial solutions, today announced financial results for the second quarter, which ended June 30, 2025.

Louis Hoch, President and Chief Executive Officer of Usio, said, “Results in the second quarter continue to reflect improvements across key strategic objectives including another quarter of strong processing growth, positive operating cash flow, expanded margins and positive Adjusted EBITDA1. These results were achieved while we were effecting fundamental changes across the organization, implementing our new Usio One go-to-market strategy, reducing costs, improving efficiency while investing in, and implementing, new technologies such as wearables and biometric payment systems. We believe the impact of these changes is durable. There are now more new programs in implementation across all our businesses than at any time in our history while the organization has never been better structured to leverage this anticipated growth into attractive returns."

Total payment dollar processing volume growth was 15% in the second quarter of 2025, led for the second consecutive quarter by the strong recovery of our highest margin line of business, ACH, where electronic check dollar volume increased 19%, transactions grew 33% and returned check transactions grew 32%, all as compared to the same period last year. One of Usio's real-time payment methods, PINless debit, experienced its eighth consecutive quarter of growth, where transactions grew 144% and dollars processed grew 93% as compared to the same period last year, further accelerating the growth of our ACH and complementary services.

Consolidated revenues in the quarter were down slightly due to declines in our prepaid card services business unit, where revenues declined 26% in the second quarter of 2025 compared to the second quarter of 2024. This decline was due to a significant client of ours losing, in the second quarter of 2025, a downstream customer who contributed significant revenues to the organization in 2024. However, this decline was largely offset by continued strong growth in our ACH & complementary services business line where revenues were up over 30% for the second consecutive quarter compared to the same quarter of the prior year primarily attributable to an increase in ACH volume from net, new business and organic growth. Within our credit card business PayFac revenues continue their double-digit year-over-year growth as a result of net, new client implementations helping offset anticipated legacy card volume attrition. Credit card revenues were up for the first six months of the year compared to the same period of the prior year. Volumes are expected to benefit in the second half of the year from the steady ramp up of new implementations and a rebound in existing customer processing activity. Output Solutions total mail pieces processed and delivered were up 3% for the second quarter of 2025 compared to the second quarter of 2024, exceeding 5.4 million, and electronic only documents delivered exceeded 20 million for the second quarter of 2025. This strong processing activity is not reflected in revenues as the ongoing transition to a more electronic only document delivery model has the effect of reducing the price per unit processed compared to print and mail while at the same time improving profitability. Nevertheless, Output Solutions revenues are up for the first half of fiscal 2025 compared to the same period of 2024.

For the quarter ended June 30, 2025, margins expanded 185 basis points compared to the quarter ended June 30, 2024 due to both mix as well as efficiency and productivity enhancements across the organization. Selling, general and administrative ("SG&A") expenses increased $0.6 million from the same period last year, of which nearly all of the increase was related to several one-time expenses related to sponsorship and marketing events, insurance renewals, professional fees, and other one-time expense accruals. We believe our SG&A expenses will be significantly lower in the second half of the year such that total SG&A expenses in 2025 will be up only nominally compared to full year 2024. The Company reported a net loss of approximately $0.4 million, or ($0.01) per share for the second quarter of 2025, compared to net income of $0.1 million, or $0.00 per share, for the second quarter of 2024. Adjusted EBITDA1 was $0.5 million for the second quarter of 2025, down incrementally compared to $0.8 million in the same quarter a year ago. Operating cash flow for the quarter was $1.1 million, which is net of over $1 million of non-recurring cash outlays, including $350,000 for share repurchases. The Company expects to see its cash position increase over the second half of fiscal 2025.

Mr. Hoch concluded, “The first half of the year was in line with our expectations as we not only continue to drive current results, but invest a significant amount of time and energy in achieving our strategic objectives to better leverage our extensive technology and other resources to accelerate profitability. We believe we are set up for a better back half of the year with numerous new accounts in various stages of implementation, including a new enterprise customer in our card business that we believe has the potential to consistently generate over $100 million in annual recurring processing volume. Our financial position is strong, and we continue to strategically deploy our capital with over $700,000 expended on share repurchases so far this year while maintaining sufficient liquidity to opportunistically capitalize on what has become a more active merger and acquisition market, which provides us potential opportunities to utilize our cash to further accelerate our growth through acquisition. However, due to prolonged customer caused implementation delays with two large national accounts, we are adjusting our revenue guidance expectations to 5– 12% growth this year with continued positive adjusted EBITDA1.”

1 Please see reconciliation of GAAP to Non-GAAP Financial Measures below

Quarterly Processing and Transaction Volumes

Total payment transactions processed in the second quarter of 2025 were 14.1 million, an increase of 26% over the same quarter of last year. Total payment dollars processed through all payment channels in the second quarter of 2025 were $1.94 billion, an improvement of 15% over last year's second quarter $1.68 billion in volume.

Our credit card segment continues to grow, where dollars processed were up 9% and transactions processed were up 69% from a year ago. In the second quarter of 2025, ACH electronic check transaction volume was up 33%, electronic check dollars processed were up 19% and return check transactions processed were up 32%, in each case, compared to the same quarter of 2024. In our Prepaid business unit, card load volume was down 51%, transactions processed down 37% and purchase volume down 23% for the second quarter of 2025 compared to the same quarter of 2024. Output Solutions pieces processed and mailed was up 3% while electronic documents processed and delivered were down 3% for the second quarter of 2025 compared to the same quarter of 2024.

Second Quarter 2025 Revenue Detail

Revenues for the quarter ended June 30, 2025 were $20.0 million, down 1% compared to the prior year quarter, due primarily to declines in our prepaid card services business line, partially offset by strong growth in our ACH and complementary services revenues.

	Three Months Ended June 30,
	2025	2024	$ Change	% Change

ACH and complementary services	$5,192,224	$3,894,330	$1,297,894	33%
Credit card	7,045,030	7,261,268	(216,238)	(3)%
Prepaid card services	2,726,410	3,673,418	(947,008)	(26)%
Output Solutions	4,642,901	4,686,869	(43,968)	(1)%
Interest - ACH and complementary services	176,518	190,233	(13,715)	(7)%
Interest - Prepaid card services	134,823	334,624	(199,801)	(60)%
Interest - Output Solutions	43,084	39,146	3,938	10%
Total Revenue	$19,960,990	$20,079,888	$(118,898)	(1)%

	Six Months Ended June 30,
	2025	2024	$ Change	% Change

ACH and complementary services	$10,236,741	$7,776,064	$2,460,677	32%
Credit card	14,923,724	14,822,002	101,722	1%
Prepaid card services	5,633,861	7,014,642	(1,380,781)	(20)%
Output Solutions	10,375,768	10,224,792	150,976	1%
Interest - ACH and complementary services	400,647	401,873	(1,226)	(0)%
Interest - Prepaid card services	317,484	737,365	(419,881)	(57)%
Interest - Output Solutions	81,815	73,536	8,279	11%
Total Revenue	$41,970,040	$41,050,274	$919,766	2%

Gross profit for the second quarter of 2025 was $5.1 million compared to $4.8 million for the second quarter of 2024, while gross margins (defined as gross profit as a percentage of revenues) were 25.8%, increasing from 23.9% in the same period a year ago. This was primarily due to growth from our high margin line of business, ACH and complementary services, as well as improving margins across our business.

Selling, general and administrative expenses, "SG&A", were $4.6 million for the quarter ended June 30, 2025, compared to $4.0 million in the prior year period. This was primarily related to several one-time expenses related to sponsorship and marketing events, alongside annual insurance renewals, professional fees, and other one-time expense accruals incurred during the period, including franchise taxes paid to the State of Texas. We believe that these expenses will decline in future quarters or, in the case of the franchise tax, are annual expenses, and that total SG&A expenses in the remainder of the year will only be nominally increased.

For the quarter, we reported an operating loss of $0.4 million compared to an operating loss of $0.2 million for the same quarter a year ago primarily due to increased SG&A expenses. Adjusted EBITDA1 was $0.5 million for the quarter, compared to Adjusted EBITDA1 of $0.8 million for the same quarter a year ago. Net loss in the quarter ended June 30, 2025 was approximately $0.4 million, or ($0.01) per share, compared to net income of $0.1 million, or $0.00 per share, for the same period in the prior year. The second quarter of 2024 included $0.3 million in other income related to the employee retention tax credit under the CARES Act.

Revenues for the six months ended June 30, 2025 were $42.0 million, up 2% compared to the prior year period, with revenues increasing in all business lines except our prepaid card services business line.

Gross profit for the six months ended June 30, 2025 was $9.9 million compared to $9.7 million for the six months ended June 30, 2024, while gross margins were 23.7%, up from 23.5% in the same period a year ago. Gross profits were up primarily due to increased total revenues, combined with slightly increased overall margins related to growth in our high margin ACH and complementary services revenues.

Selling, general and administrative, "SG&A", expenses were $8.8 million for the six months ended June 30, 2025, up 9% compared to $8.1 million in the prior year period. This was primarily related to several one-time expenses related to sponsorship and marketing events, alongside annual insurance renewals, professional fees, and other one-time expense accruals incurred during the six-month period, including franchise taxes paid to the State of Texas. We believe that these expenses will decline in future quarters and that total SG&A expenses in the remainder of the year will only be nominally increased.

For the six months ended June 30, 2025, we reported an operating loss of $0.6 million compared to an operating loss of $0.5 million for the same period a year ago due to increased SG&A expenses. Adjusted EBITDA1 was $0.5 million for the quarter, compared to Adjusted EBITDA1 of $0.8 million for the same period a year ago. Net loss in the six months ended June 30, 2025 was approximately $0.6 million, or ($0.02) per share, compared to a net loss of $0.2 million, or ($0.0) per share, for the same period in the prior year, primarily attributable to the presence of $0.3 million in other income related to the employee retention tax credit received in the prior year period, distributed under the CARES Act.

Operating Cash Flows were increased to $1.1 million for the six months ended June 30, 2025, as compared to $0.5 million in the same period a year ago. The difference was driven primarily by a reduction in accounts receivable.

We continue to be in solid financial condition with $7.5 million in cash and cash equivalents as of June 30, 2025, a $0.6 million decrease in cash balances over the first six months of the year while over $700,000 was utilized to repurchase shares in the period.

Upcoming Investor Events

Virtual Events

August 11 – 13                    Oppenheimer 28th Annual Technology, Internet & Communications Conference

In Person Events

September 8 – 10                H.C. Wainwright 27th Annual Global Investment Conference

                                              Lotte Hotel, New York, New York

October 19 – 21                   LD Micro Main Event XIX

                                              Hotel Del Coronado, San Diego, California

1 Please see reconciliation of GAAP to Non-GAAP Financial Measures below

Conference Call and Webcast

Usio's management will host a conference call on Wednesday, August 6, 2025, at 4:30 pm Eastern time to review financial results and provide a business update. To listen to the conference call, interested parties within the U.S. should call +1-888-999-6281. International callers should call + 1-848-280-6550. All callers should ask for the Usio conference call. The conference call will also be available through a live webcast, which can be accessed via the Company’s website at www.usio.com/investors.

A replay of the call will be available approximately one hour after the end of the call through August 20, 2025. The replay can be accessed via the Company’s website or by dialing +1-877-344-7529 (U.S.), 1-855-669-9658 (Canada) or 1-412-317-0088 (international). The replay conference playback code is 9584705.

About Usio, Inc.

Usio, Inc. (Nasdaq: USIO), a leading, cloud-based, integrated FinTech electronic payment solutions provider, offers a wide range of payment solutions to merchants, billers, banks, service bureaus, integrated software vendors and card issuers. The Company operates credit, debit/prepaid, and ACH payment processing platforms to deliver convenient, world-class payment solutions and services to clients through its unique payment facilitation platform as a service. The Company, through its Usio Output Solutions division offers services relating to electronic bill presentment, document composition, document decomposition and printing and mailing services. The strength of the Company lies in its ability to provide tailored solutions for card issuance, payment acceptance, and bill payments as well as its unique technology in the card issuing sector. Usio is headquartered in San Antonio, Texas, and has offices in Austin, Texas. Websites: www.usio.com, www.payfacinabox.com, www.akimbocard.com and www.usiooutput.com. Find us on Facebook® and Twitter.

Comparisons

Unless otherwise indicated, all comparisons and growth rates represent year-over-year comparisons, with the quarterly period of this year compared to the corresponding quarter of the prior year.

About Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure, as defined in Regulation G adopted by the Securities and Exchange Commission, of Adjusted EBITDA. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP financial measures provides investors with financial measures it uses in the management of its business.

•	The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation and amortization of intangibles.
•	The Company defines Adjusted EBITDA as EBITDA, as defined above, plus non-cash stock option costs and certain non-recurring items, such as costs related to acquisitions.

Management believes presenting Adjusted EBITDA is helpful to investors in evaluating the Company's operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to revenue, net income, or cash provided by (used in) operating activities, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. Adjusted EBITDA has limitations as an analytical tool and you should not consider this non-GAAP financial measure in isolation or as a substitute for analysis of our operating results as reported under GAAP.

1 Please see reconciliation of GAAP to Non-GAAP Financial Measures Below

FORWARD-LOOKING STATEMENTS DISCLAIMER

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements which are covered by safe harbors. Those statements include, but may not be limited to, all statements regarding management's intent, belief and expectations, such as statements concerning our future and our operating and growth strategy and any guidance for future periods. These forward-looking statements are identified by the use of words such as "believe," "should," "intend," "look forward," "anticipate," "schedule,” and "expect" among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks related to an economic downturn, the management of the Company's growth, the loss of key resellers, the relationships with the Automated Clearing House network, bank sponsors, third-party card processing providers and merchants, the security of our software, hardware and information, the volatility of the stock price, the need to obtain additional financing, risks associated with new legislation, and compliance with complex federal, state and local laws and regulations, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2024. One or more of these factors have affected, and in the future could affect, the Company’s businesses and financial results and could cause actual results to differ materially from plans and projections. Although the Company believes that the assumptions underlying the forward-looking statements included in this press release are reasonable, the Company can give no assurance such assumptions will prove to be correct. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the objectives and plans will be achieved. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements, except as required by law.

Contact:

Paul Manley

Senior Vice President, Investor Relations

paul.manley@usio.com

612-834-1804

USIO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$7,506,411	$8,056,891
Accounts receivable, net	4,891,594	5,053,639
Accounts receivable, tax credit	—	1,494,612
Settlement processing assets	62,891,265	47,104,006
Prepaid card load assets	13,064,060	25,648,688
Customer deposits	1,988,314	1,918,805
Inventory	380,457	403,796
Prepaid expenses and other	1,105,527	585,500
Current assets before merchant reserves	91,827,628	90,265,937
Merchant reserves	4,995,101	4,890,101
Total current assets	96,822,729	95,156,038

Property and equipment, net	3,417,606	3,194,818

Other assets:
Intangibles, net	445,353	881,346
Deferred tax asset, net	4,580,440	4,580,440
Operating lease right-of-use assets	2,727,842	3,037,928
Other assets	357,877	357,877
Total other assets	8,111,512	8,857,591

Total Assets	$108,351,847	$107,208,447

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$632,736	$1,256,819
Accrued expenses	2,564,191	3,366,925
Operating lease liabilities, current portion	630,193	612,680
Equipment loan, current portion	151,689	147,581
Settlement processing obligations	62,891,265	47,104,006
Prepaid card load obligations	13,064,060	25,648,688
Customer deposits	1,988,314	1,918,805
Current liabilities before merchant reserve obligations	81,922,448	80,055,504
Merchant reserve obligations	4,995,101	4,890,101
Total current liabilities	86,917,549	84,945,605

Non-current liabilities:
Equipment loan, net of current portion	495,426	571,862
Operating lease liabilities, net of current portion	2,206,021	2,534,017
Total liabilities	89,618,996	88,051,484

Stockholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; -0- shares outstanding at June 30, 2025 (unaudited) and December 31, 2024, respectively	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 30,235,512 and 29,902,415 issued, and 26,475,698 and 26,609,651 outstanding at June 30, 2025 (unaudited) and December 31, 2024, respectively	30,235	198,317
Additional paid-in capital	100,183,033	99,676,457
Treasury stock, at cost; 3,759,814 and 3,292,764 shares at June 30, 2025 (unaudited) and December 31, 2024, respectively	(6,478,890)	(5,770,592)
Deferred compensation	(6,367,247)	(6,914,563)
Accumulated deficit	(68,634,280)	(68,032,656)
Total stockholders' equity	18,732,851	19,156,963

Total Liabilities and Stockholders' Equity	$108,351,847	$107,208,447

USIO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenues	$19,960,990	$20,079,888	$41,970,040	$41,050,274
Cost of services	14,820,921	15,280,074	32,020,828	31,396,765
Gross profit	5,140,069	4,799,814	9,949,212	9,653,509

Operating expenses:
Stock-based compensation	434,255	460,061	844,317	959,334
SG&A	4,638,185	4,000,845	8,781,080	8,061,070
Depreciation and amortization	464,599	547,849	960,369	1,124,003
Total operating expenses	5,537,039	5,008,755	10,585,766	10,144,407

Operating (loss)	(396,970)	(208,941)	(636,554)	(490,898)

Other income and (expense):
Interest income	110,908	107,270	189,919	222,624
Other income	—	261,413	—	261,413
Interest expense	(11,735)	(14,250)	(23,578)	(27,835)
Other income, net	99,173	354,433	166,341	456,202

Income (loss) before income taxes	(297,797)	145,492	(470,213)	(34,696)

State income tax expense	68,857	70,000	131,411	140,000
Income tax expense	68,857	70,000	131,411	140,000

Net income (loss)	$(366,654)	$75,492	$(601,624)	$(174,696)

(Loss) Per Share
Basic income (loss) per common share:	$(0.01)	$0.00	$(0.02)	$(0.01)
Diluted income (loss) per common share:	$(0.01)	$0.00	$(0.02)	$(0.01)
Weighted average common shares outstanding
Basic	26,456,411	26,534,407	26,577,052	26,454,848
Diluted	26,456,411	26,534,407	26,577,052	26,454,848

USIO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net (loss)	$(601,624)	$(174,696)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation & Amortization	960,369	1,124,003
Employee stock-based compensation	844,317	959,334
Changes in operating assets and liabilities:
Accounts receivable	162,045	69,599
Accounts receivable, tax credit	1,494,612	—
Prepaid expenses and other	(520,027)	(375,092)
Operating lease right-of-use assets	310,086	236,367
Other assets	—	15,072
Inventory	23,339	15,795
Accounts payable and accrued expenses	(1,426,817)	(649,684)
Operating lease liabilities	(310,483)	(246,945)
Merchant reserves	105,000	(458,256)
Customer deposits	69,509	(57,725)
Net cash provided by operating activities	1,110,326	457,772

Investing Activities
Purchases of property and equipment	(73,925)	(53,892)
Capitalized labor for internal use software	(673,242)	(401,165)
Net cash (used in) investing activities	(747,167)	(455,057)

Financing Activities
Payments on equipment loan	(72,328)	(36,868)
Proceeds from issuance of common stock	41,496	10,510
Purchases of treasury stock	(708,298)	(149,769)
Assets held for customers	3,202,631	2,701,326
Net cash provided by financing activities	2,463,501	2,525,199

Change in cash, cash equivalents, settlement processing assets, prepaid card loads, customer deposits and merchant reserves	2,826,660	2,527,914
Cash, cash equivalents, settlement processing assets, prepaid card loads, customer deposits and merchant reserves, beginning of year	87,618,491	90,810,089

Cash, Cash Equivalents, Settlement Processing Assets, Prepaid Card Loads, Customer Deposits and Merchant Reserves, End of Period	$90,445,151	$93,338,003

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$23,578	$27,835
Income taxes	438,000	303,000
Non-cash financing activity:
Issuance of deferred stock compensation	—	1,497,300

USIO, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(UNAUDITED)

	Common Stock		Additional Paid- In	Treasury	Deferred	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Compensation	Deficit	Equity

Balance at December 31, 2024	29,902,415	$198,317	$99,676,457	$(5,770,592)	$(6,914,563)	$(68,032,656)	$19,156,963

Adjustment to par value of common stock	—	(168,415)	168,415	—	—	—	—
Issuance of common stock under equity incentive plan	128,053	128	136,276	—	—	—	136,404
Issuance of common stock under employee stock purchase plan	7,887	8	11,507	—	—	—	11,515
Deferred compensation amortization	—	—	—	—	273,658	—	273,658
Purchase of treasury stock costs	—	—	—	(351,640)	—	—	(351,640)
Net (loss) for the period	—	—	—	—	—	(234,970)	(234,970)

Balance at March 31, 2025	30,038,355	$30,038	$99,992,655	$(6,122,232)	$(6,640,905)	$(68,267,626)	$18,991,930

Issuance of common stock under equity incentive plan	176,622	177	160,420	—	—	—	160,597
Issuance of common stock under employee stock purchase plan	20,535	20	29,958	—	—	—	29,978
Reversal of deferred compensation amortization that did not vest	—	—	—	—	—	—	—
Deferred compensation amortization	—	—	—	—	273,658	—	273,658
Purchase of treasury stock costs	—	—	—	(356,658)	—	—	(356,658)
Net income for the period	—	—	—	—	—	(366,654)	(366,654)

Balance at June 30, 2025	30,235,512	$30,235	$100,183,033	$(6,478,890)	$(6,367,247)	$(68,634,280)	$18,732,851

Balance at December 31, 2023	28,671,606	$197,087	$97,479,830	$(4,362,150)	$(6,907,775)	$(71,338,153)	$15,068,839

Issuance of common stock under equity incentive plan	107,600	107	153,118	—	—	—	153,225
Deferred compensation amortization	—	—	—	—	346,047	—	346,047
Purchase of treasury stock costs	—	—	—	(44,823)	—	—	(44,823)
Net (loss) for the period	—	—	—	—	—	(250,188)	(250,188)

Balance at March 31, 2024	28,779,206	$197,194	$97,632,948	$(4,406,973)	$(6,561,728)	$(71,588,341)	$15,273,100

Issuance of common stock under equity incentive plan	994,049	994	1,610,320	—	(1,497,300)	—	114,014
Issuance of common stock under employee stock purchase plan	6,180	6	10,504	—	—	—	10,510
Reversal of deferred compensation amortization that did not vest	(15,000)	(15)	(31,305)	—	31,320	—	-
Deferred compensation amortization	—	—	—	—	346,048	—	346,048
Purchase of treasury stock costs	—	—	—	(104,946)	—	—	(104,946)
Net income for the period	—	—	—	—	—	75,492	75,492

Balance at June 30, 2024	29,764,435	$198,179	$99,222,467	$(4,511,919)	$(7,681,660)	$(71,512,849)	$15,714,218

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Reconciliation from Operating (loss) to Adjusted EBITDA:
Operating (loss)	$(396,970)	$(208,941)	$(636,554)	$(490,898)
Depreciation and amortization	464,599	547,849	960,369	1,124,003
EBITDA	67,629	338,908	323,815	633,105
Non-cash stock-based compensation expense, net	434,255	460,061	844,317	959,334
Adjusted EBITDA	$501,884	$798,969	$1,168,132	$1,592,439

Adjusted EBITDA margins	2.5%	4.0%	2.8%	3.9%